Exhibit 99.1

Net1 CEO to step down at end of September 2020

JOHANNESBURG, August 5, 2020 - Net 1 UEPS Technologies, Inc. ("Net1" or the "Company") (Nasdaq: UEPS; JSE: NT1) today announced that, after 22 years with the Company, Mr. Herman G. Kotzé will be stepping down on September 30, 2020, as the Chief Executive Officer and director of the financial technology multinational.

"Following a number of transformational corporate actions over the last year, including the sale of certain material assets and the retirement of all outstanding debt, I believe that Net1 is well placed to pursue a new strategic direction with a strong balance sheet and that it is the appropriate time for me to explore other opportunities. I have spent almost my entire career at Net1 and I am grateful to have worked with so many talented and dedicated employees and to have been part of the Company's incredible journey from its early days as a start-up venture," said Mr. Kotzé.

Mr. Alex Smith, Net1's Chief Financial Officer, will take over as the interim CEO upon Mr. Kotzé's departure, until the board finalizes the appointment of a permanent CEO. To ensure a steady transition, Mr. Kotzé has agreed to provide consulting services to the Company through May 31, 2021.

"Net1 is an indelible part of my life and I wish the group great success with its future endeavors," said Mr. Kotzé.

"We thank Herman for his significant contribution to the Company and wish him great success in his future enterprises. During his tenure at Net1, the Company attained a number of significant milestones and he leaves Net1 as a well-capitalized business with a solid platform for growth," said Mr. Jabu Mabuza, Chairman of Net1.

"We also welcome Alex into the role of interim CEO. He brings continuity to this transition process and we are confident that the company will be in safe hands under Alex's stewardship until a permanent CEO is appointed," concluded Mr. Mabuza.

Net1 expects to release its financial results for the year ended June 30, 2020 in September 2020. At that time, the Company will provide an update on its strategic direction, which will be focused on growing the core South African operations and optimizing capital allocation.

About Net1 (www.net1.com)

Net1 is a multinational financial technology company with a presence in Africa, Asia and Europe. Net1 leverages its proprietary banking and payment technology to distribute low-cost financial and value-added services to underbanked consumers and small businesses. The Company also provides transaction processing services, including being a leading payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com

Investor Relations Contact:

Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com